The Prudential Series Fund, Inc.
For the fiscal year ended 12/31/04

File number 811-40896

SUB-ITEM 77D
Policies With Respect to Security Investment

THE PRUDENTIAL SERIES FUND, INC.

Diversified Conservative Growth Portfolio
Jennison 20/20 Focus Portfolio
Value Portfolio


PROSPECTUS DATED MAY 1, 2003
SUPPLEMENT DATED JANUARY 14, 2004


	The following amends the section of the prospectus entitled "How the Fund is
Managed - Portfolio Managers":

	Effective as of January 13, 2004, Tom Kolefas has been replaced as a portfolio manager. David A. Kiefer and Avi Z. Berg are the portfolio managers of the value portion of the Diversified Conservative Growth Portfolio.
Mr. Kiefer is the portfolio manager of
the value portion of the Jennison 20/20 Focus Portfolio.
Mr. Kiefer and Mr. Berg are the
portfolio managers of the Value Portfolio.

	David A. Kiefer, CFA, is a Senior Vice President of
Jennison, which he joined in
September 2000. He joined Prudential?s management training program in 1986. From 1988 to
1990, Mr. Kiefer worked at Prudential Power Funding Associates, making loans to the energy industry. He then left to attend business school, rejoining Prudential in equity asset management in 1992.  Mr. Kiefer became a portfolio manager
in 1994 at Prudential.   Mr.
Kiefer earned a B.S. from Princeton University and an M.B.A. from Harvard Business School.

           Avi Z. Berg is a Vice President of Jennison, which he joined in January 2001.
Prior to joining Jennison, he was with Goldman Sachs Asset Management from 1997 to 2000 as an Equity Research Associate for their small and mid cap value funds. From 1995 to 1997, Mr. Berg worked in equity research at Schroder Wertheim & Co. and Fir Tree Partners. From
1991 to 1995, he was a consultant with Price Waterhouse LLP.
 Mr. Berg received his A.B.
in Economics magna cum laude from Harvard University in 1991 and his M.B.A. in Finance and Accounting with honors and distinctions from Columbia
 Business School in 1997.






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